Wellesley Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2018

WELLESLEY, Mass., July 26, 2018 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $1.4 million and $2.9 million for the three and six months ended June 30, 2018, respectively. These results compare to net income of $937 thousand and $1.8 million for the three and six months ended June 30, 2017, respectively. The results for the quarter represent an increase of 51.6% as compared to the prior year second quarter results. Diluted earnings per share were $0.57 and $1.15 for the three and six months ended June 30, 2018, respectively. Total assets were $830.2 million at June 30, 2018, an increase of $24.8 million, or 3.1%, from December 31, 2017 as net loans increased $18.2 million, funded primarily by an increase in deposits.

Thomas J. Fontaine, President and Chief Executive Officer, said, "I am satisfied with our second quarter performance; however competition for deposits is intense which has impacted our margin. We are focused on profitable growth while maintaining superior credit quality."

Second Quarter Earnings

Net income totaled $1.4 million for the quarter ended June 30, 2018; an increase of 51.6%, as compared to $937 thousand for the quarter ended June 30, 2017. Net interest income and non-interest income increased, partially offset by an increase in the provision for loan losses and non-interest expenses. The decrease in the federal tax rate contributed to the growth in net income.

Net interest income. Net interest income increased $551 thousand, or 10.0%, to $6.1 million for the quarter ended June 30, 2018, as compared to the quarter ended June 30, 2017. This increase was driven primarily by the increase in the average balances of our loan portfolio, partially offset by higher interest expense from the increases in average balances and rates on deposits and borrowings. The yield on earning assets for the quarter ended June 30, 2018 was 4.09%, an increase of 11 basis points from the comparable quarter in 2017. Deposit and borrowing costs were 1.29% for the second quarter 2018, compared to 0.96% for the second quarter 2017. The net interest margin was 3.05% for the 2018 second quarter, compared to 3.21% for the comparable 2017 quarter, reflecting the increase in deposit and borrowing costs between the two periods partially offset by the increase in earning asset yields.

Loan Loss Provision. Provision expense was $195 thousand for the quarter ended June 30, 2018, an increase of $73 thousand associated with the current loan mix, management's estimate of loan losses, as well as the continued growth of the loan portfolio.

Non-interest income. Non-interest income totaled $646 thousand for the quarter ended June 30, 2018, an increase of $197 thousand, or 43.9%, compared to the prior year period. Wealth management fees increased $109 thousand, or 35.4%, compared to the quarter ended June 30, 2017, primarily due to an increase in assets under management. Total assets under management at the Bank's subsidiary, Wellesley Investment Partners, including the Bank's investment portfolio, were $413.9 million at June 30, 2018, as compared to $328.1 million at June 30, 2017. Commercial loan swap fees increased $52 thousand due to higher volume during the 2018 period.

Non-interest Expense. Non-interest expense totaled $4.6 million for the three months ended June 30, 2018, compared to $4.3 million for the three months ended June 30, 2017, an increase of $268 thousand. Salaries and employee benefits increased $192 thousand due to annual merit and benefit cost increases. Professional fees were higher by $33 thousand due primarily to an increase in training and audit expenses driven by the Company's growth. Data processing costs and insurance expense (including FDIC) increased $15 thousand and $29 thousand, respectively, with the increases being attributable to expanding business volumes and operations.

Income tax. Income tax was lower by $76 thousand in the second quarter 2018 as compared to 2017, associated with the change in the federal corporate tax rate from 34.0% to 21.0%. Our effective tax rate for the three months ended June 30, 2018 was 26.9% compared to 39.0% in 2017.

Year to Date Earnings

Net income for the six months ended June 30, 2018 increased $1.1 million, or 57.2%, to $2.9 million compared to net income of $1.8 million for the six months ended June 30, 2017. The increase is due to increased net interest income and non-interest income partially offset by higher non-interest expenses and provision for loan losses.

Net interest income. Net interest income increased $1.4 million, or 12.6%, to $12.1 million for the six months ended June 30, 2018, as compared to $10.8 million in the comparable 2017 period. The increase was largely due to increased loan income resulting from growth in our portfolio partially offset by higher deposit costs. Our earning asset yield was 4.06% in the six month period ended June 30, 2018 as compared to 3.95% in the 2017 period, an increase of 11 basis points. Deposit and borrowing costs increased 28 basis points to 1.23% in the current period from 0.95% for the 2017 period. The net interest margin was 3.07% for the 2018 six month period, compared to 3.18% for the 2017 period.

Loan Loss Provision. Provision expense was $260 thousand for the six months ended June 30, 2018, an increase of $138 thousand associated with the current loan mix, management's estimate of loan losses, as well as the continued growth in the loan portfolio.

Non-interest income. Non-interest income totaled $1.2 million, an increase of $254 thousand, or 26.2%, as income from wealth management fees in 2018 increased $198 thousand compared to 2017 due to an increase in assets under management. Customer service fees increased by $18 thousand due to increasing volumes of ATM interchange and wire transfers. Fees on commercial loan swaps increased $27 thousand from 2017 to 2018 due to increased volume.

Non-interest Expense. For the six months ended June 30, 2018, non-interest expenses increased $533 thousand to $9.2 million, as compared to $8.6 million in 2017. Salaries and employee benefits increased $304 thousand, or 5.9%, attributable to annual salary merit and employee benefit increases. FDIC insurance costs increased $39 thousand based on growth and higher assessment rates. Data processing expense increased $48 thousand and other general administrative costs increased $68 thousand due to expanding business volumes and operations. Professional fees increased $58 thousand, as a result of increased training and corporate legal expenses.

Income tax. Income tax was lower by $99 thousand for the six months ended June 2018 as compared to 2017, associate with the change in the federal corporate tax rate from 34.0% to 21.0%. Our effective tax rate for the six months ended June 30, 2018 was 27.1% compared to 39.0% in 2017.

Balance Sheet Growth

Total assets were $830.2 million at June 30, 2018, representing an increase of $24.8 million compared to $805.4 million at December 31, 2017. The increase was primarily related to an increase in the loan portfolio and in cash and cash equivalents. Total liabilities increased $22.6 million due to deposits increasing $26.4 million, partially offset by a decrease in total borrowings of $2.5 million as compared to December 31, 2017.

Loans. Gross loans totaled $710.9 million at June 30, 2018, an increase of $18.4 million, or 2.7%, as compared to December 31, 2017. Residential mortgage loans increased $24.1 million to $353.8 million at June 30, 2018, primarily due to growth in our adjustable-rate mortgage portfolio. Similarly, home equity loans increased $3.2 million to $39.5 million. Commercial and industrial loans decreased $10.5 million, or 15.4%, due to lower origination volumes and a large payoff of a non-deposit relationship loan in the first quarter 2018. Commercial real estate loans increased $8.6 million to $146.7 million. Construction loans decreased $7.0 million to $113.0 million at June 30, 2018, compared to $120.0 million at December 31, 2017, associated with the successful completion and payoff of several construction loan projects.

Deposits. Deposits increased $26.4 million to $643.2 million at June 30, 2018. Certificates of deposit increased $27.2 million, or 11.7%, to $260.6 million. Demand deposits and NOW accounts increased $18.6 million, or 13.2%, to $158.8 million as growth was realized in both retail and commercial accounts. Money market and savings accounts balances decreased $18.4 million to $223.2 million at June 30, 2018. Total borrowings, consisting entirely of advances from the FHLB, decreased $2.5 million as compared to December 31, 2017.

Stockholders' equity. Stockholders' equity increased $2.2 million to $61.5 million, primarily due to earnings, partially offset by a decrease in the fair value of available-for-sale securities and dividends paid during the six month period. At June 30, 2018, the Company's ratio of stockholders' equity-to-total assets was 7.40%, compared to 7.36% at December 31, 2017.

About Wellesley Bancorp

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and non-profit organizations. The bank has six full-service banking offices in Wellesley, Newton, Needham and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 106 years.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest and dividend income:
Interest and fees on loans and loans held for sale	$ 7,534	$ 6,355	$ 14,761	$ 12,332
Other interest and dividend income	629	512	1,241	1,020
Total interest and dividend income	8,163	6,867	16,002	13,352
Interest expense	2,078	1,333	3,895	2,602

Net interest income	6,085	5,534	12,107	10,750
Provision for loan losses	195	122	260	122

Net interest income, after provision for loan losses	5,890	5,412	11,847	10,628

Total non-interest income	646	449	1,224	970

Non-interest expenses:
Salaries and employee benefits	2,693	2,501	5,414	5,110
Occupancy and equipment	701	707	1,419	1,403
Data processing	235	220	469	421
FDIC insurance	168	150	336	297
Professional fees	215	182	413	355
Other general and administrative	581	565	1,100	1,032
Total non-interest expenses	4,593	4,325	9,151	8,618

Income before income taxes	1,943	1,536	3,920	2,980
Provision for income taxes	523	599	1,063	1,162

Net income	$ 1,420	$ 937	$ 2,857	$ 1,818

Other Data:
Return on average assets (1)	0.70%	0.53%	0.71%	0.52%
Return on average equity (1)	9.31%	6.53%	9.50%	6.44%
Net interest margin (1)	3.05%	3.21%	3.07%	3.18%
Earnings per common share:
Basic	$0.59	$0.40	$1.19	$0.77
Diluted	$0.57	$0.38	$1.15	$0.74
Weighted average shares outstanding:
Basic	2,395,635	2,364,581	2,394,113	2,361,336
Diluted	2,501,122	2,449,413	2,493,172	2,445,712
Stockholders' equity to total assets at end of period	7.40%	7.87%	7.40%	7.87%
Book value per common share at end of period	$24.52	$23.07	$24.52	$23.07
Effective tax rate	26.92%	39.00%	27.12%	38.91%
Nonperforming loans to total loans at end of period	0.17%	0.09%	0.17%	0.09%

(1) Three and six month periods annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (Dollars in thousands) (Unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$ 33,505	$ 28,562
Securities available for sale, at fair value	67,251	66,486
Federal Home Loan Bank of Boston stock, at cost	5,942	5,937
Loans held for sale	596	--

Loans	710,904	692,455
Less allowance for loan losses	(6,413)	(6,153)
Loans, net	704,491	686,302

Bank-owned life insurance	7,650	7,535
Premises and equipment, net	3,387	3,470
Other assets	7,388	7,103

Total assets	$ 830,210	$ 805,395

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing	$ 116,324	$ 104,346
Interest-bearing	526,862	512,396
Total deposits	643,186	616,742

Short-term borrowings	30,000	38,000
Long-term debt	82,682	77,174
Subordinated debt	9,817	9,802
Accrued expenses and other liabilities	3,085	4,432
Total liabilities	768,770	746,150

Stockholders' equity	61,440	59,245

Total liabilities and stockholders' equity	$ 830,210	$ 805,395

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550